Exhibit 99.1

For Immediate Release

Triangle Petroleum Announces Results for the
First Quarter of Fiscal 2008

Calgary, Alberta - June 13, 2007 - Triangle Petroleum Corporation (the “Company” or “Triangle”) (OTCBB: TPLM) today reported financial and operational results for the three month period ended April 30, 2007.

Financial Summary

The Company incurred a net loss of $4.0 million, or ($0.13) per diluted share, for the first quarter of fiscal 2008 compared to a net loss of $4.6 million, or ($0.23) per diluted share, for the first quarter of fiscal 2007. Revenue for the first quarter of fiscal 2008 totaled $0.1 million. Triangle is an exploration stage company and reported no revenue in the first quarter of fiscal 2007. The Company reported net cash used by operating activities of $1.8 million in the first quarter of fiscal 2008 compared with $0.9 million in the first fiscal quarter of 2007.

Revenue in the first quarter of fiscal 2008 was derived from initial production from two wells in the Company’s Greater Fort Worth Basin Texas - Barnett Shale Program and from one well in the Company’s Western Canada - Alberta Deep Basin program.

On February 26, 2007, the Company sold 10,412,000 shares of common stock at $2.00 per share to 24 accredited investors in a private placement transaction that yielded net proceeds to the Company of $19.3 million.

At April 30, 2007, cash and cash equivalents totaled $20.7 million and working capital was $13.6 million. During the first quarter of fiscal 2008, the Company invested $2.6 million in its capital expenditure program.

Mark G. Gustafson, Triangle’s Chairman, President and CEO, commented, “The first quarter of fiscal 2008 was a particularly busy and exciting period for us. From a financial standpoint, we are pleased to have completed the common stock private placement early in the quarter that provided us with the needed financial resources to execute this year’s planned drilling program, particularly in our Fayetteville project. Another financial milestone was achieved when we commenced production in two of our project areas.”

Operations Summary

During the first quarter, Triangle commenced an exploration program on its Fayetteville Shale acreage in Conway County in Arkansas. The first vertical test well drilled in the Company’s 50% joint venture with its Houston based operating partner, reached a targeted depth of 8,300 feet in April. The results from this test well are currently under evaluation. Triangle also participated in a multi-component 3-D seismic survey covering 12 square miles in Conway County. The seismic data is currently being processed and interpreted.

During the quarter, Triangle also announced the acquisition of a new shale gas prospect in New Brunswick in Eastern Canada. The Company executed a farm-in agreement with a Canadian company that covers approximately 68,000 gross acres. Triangle will be able to earn an average 70% working interest in the acreage subsequent to the acquisition and evaluation of a seismic program and then electing to drill a test well no later than December 31, 2008. Shortly after the end of the quarter, the Company announced the acquisition of a second Canadian shale gas prospect in Eastern Canada. The project, located in Nova Scotia, covers approximately 516,000 gross acres. Additional lab measurements will be taken on core samples and drill cuttings from previously drilled conventional wells. Triangle will be able to earn an average 70% working interest in the block subsequent to paying an $80,000 deposit to the Nova Scotia government prior to September 15, 2007 and then electing to drill a test well no later than September 15, 2008.

In the Greater Fort Worth Basin - Barnett Shale Program, Triangle initiated production from two of the first four horizontal wells drilled in the fourth quarter of calendar 2006. The Company’s working interest in these wells ranges between 11% and 15%. The first well, located in Hood County, is producing from four stages with gross peak production rates up to 1.5 Mmcfpd (million cubic feet per day). The second well in this county has peak production rates of 1.3 Mmcfpd from two producing stages. It is anticipated that production rates will stabilize at a lower rate in both wells. The two other Barnett Shale wells, located in Parker County, are awaiting pipeline tie-in prior to completion and are expected to commence production in the latter half of calendar 2007.

In its Western Canada - Alberta Deep Basin program, Triangle commenced production from two of the three wells drilled in the last four months of 2006. The first well, drilled to 10,500 feet in the Kakwa Area of Northwestern Alberta, evaluated four gas-bearing zones. The well tested at a facility-restricted rate of 3.6 Mmcfpd and is capable of producing over 5.0 Mmcfpd. Triangle paid 20% of the well costs for an 18% working interest in this well before payout (12% after payout). Due to restricted plant capacity, this well is not expected to commence production until the fourth quarter of calendar 2007. The second well, drilled to 7,900 feet in the Wapiti Area, was placed on production during the quarter at gross rates ranging from 0.4 to 0.6 Mmcfpd. Triangle owns a 35% working interest in this well. The third well, which tested one of the two primary zones targeted in the well, but is currently suspended as a potential natural gas well pending higher natural gas prices and future pipeline activity in the area.

Ron Hietala, President of Triangle USA added, “From an operational standpoint, we made significant progress in executing our North American shale gas strategy by commencing production from wells in our Barnett Shale project and by drilling the first well in our Fayetteville Shale project. In addition, we are particularly pleased to have acquired highly prospective Eastern Canadian shale gas acreage in New Brunswick and most recently in Nova Scotia. ”

Conference Call Information

Triangle has scheduled a conference call to review fiscal first quarter 2008 results this morning, June 13, 2007 at 11:00 a.m. eastern time. To participate in the conference call, callers in the United States and Canada can dial (866) 845-8624 and international callers can dial (706) 634-0487. The Conference I.D. for all callers is 9148258.3

The call will be available for replay beginning two hours after the call is completed through midnight of June 17, 2007. For callers in the United States and Canada, the toll-free number for the replay is (800) 642-1687. For international callers the number is (706) 645-9291. The Conference I.D. for all callers to access the replay is 9148258.

About Triangle Petroleum Corporation

Triangle is an exploration company focused on the Fayetteville Shale in Arkansas, the Barnett Shale in Texas and emerging Canadian shale gas projects. Triangle is also participating in select areas of the Western United States and in the Deep Basin of Western Canada. An experienced team comprising technical and business skills has been formed to optimize the Company’s opportunities through its operating subsidiaries, Triangle USA Petroleum Corporation in the United States and Elmworth Energy Corporation in Canada.

For more information please visit www.trianglepetroleum.com.

On behalf of the Board of Directors,

TRIANGLE PETROLEUM CORPORATION
Mark Gustafson, President

For more information contact:
Jason Krueger, CFA, Corporate Communications
E-mail: info@trianglepetroleum.com
Telephone: (403) 374-1234

Safe Harbor Statement. This news release includes statements about expected future events and/or results that are forward-looking in nature and subject to risks and uncertainties. Forward-looking statements in this release include, but are not limited to, the amount of funds the Company may receive, the Company’s proposed acquisition and development of properties, including drilling projects. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include the possibility that additional investments will not be made or that appropriate opportunities for development will not be available or will not be properly developed. For additional risk factors about our Company, readers should refer to risk disclosure contained in our reports filed with the Securities and Exchange Commission.

Triangle Petroleum Corporation
(An Exploration Stage Company)
Consolidated Statements of Operations
(Expressed in U.S. dollars)
(Unaudited)

	Accumulated from December 11, 2003 (Date of Inception) to April 30,	Three Months Ended April 30,	Three Months Ended April 30,
	2007	2007	2006
	$	$	$

Revenue	150,986	96,644	-

Operating Expenses
Oil and gas production	30,363	30,363	-
Depletion, depreciation and accretion	111,697	75,468	-
Depreciation - property and equipment	38,024	6,780	5,780
General and administrative	14,494,777	2,228,488	2,149,427
Impairment loss on oil and gas properties	2,299,212	-	-

Total Operating Expenses	16,974,073	2,341,099	2,155,207

Net Loss from Operations	(16,823,087)	(2,244,455)	(2,155,207)

Other Income (Expense)
Accretion of discounts on convertible debentures	(11,456,487)	(1,447,494)	(2,051,874)
Amortization of debt issue costs	(581,355)	(117,708)	(82,291)
Interest expense	(2,478,340)	(382,351)	(396,630)
Interest income	741,182	192,423	108,726

Total Other Income (Expense)	(13,775,000)	(1,755,130)	(2,422,069)

Net Loss Before Discontinued Operations	(30,598,087)	(3,999,585)	(4,577,276)

Discontinued Operations	(32,471)	-	-

Net Loss for the Period	(30,630,558)	(3,999,585)	(4,577,276)

Net Loss Per Share - Basic and Diluted		(0.13)	(0.23)

Weighted Average Number of Shares Outstanding		30,579,000	19,575,000

Triangle Petroleum Corporation
(An Exploration Stage Company)
Consolidated Balance Sheets
(Expressed in U.S. dollars)

	April 30, 2007 $ (unaudited)	January 31, 2007 $
ASSETS

Current Assets
Cash and cash equivalents	20,659,532	5,798,982
Prepaid expenses (Note 4)	775,009	2,519,009
Other receivables	943,053	344,342

Total Current Assets	22,377,594	8,662,333
Debt Issue Costs, net	798,644	916,353
Property and Equipment (Note 5)	68,966	67,091
Oil and Gas Properties (Note 6)	26,196,805	21,101,495
Total Assets	49,442,009	30,747,272

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	2,061,107	4,199,961
Accrued interest on convertible debentures	2,478,338	2,095,989
Accrued liabilities (Note 7)	2,512,979	466,112
Convertible debentures, current portion (Note 9(a))	1,734,375	2,234,374

Total Current Liabilities	8,786,799	8,996,436
Asset Retirement Obligations (Note 8)	113,837	90,913
Convertible Debentures, less unamortized discount of $7,240,569 and $8,688,063 (Note 9)	15,125,056	15,077,563
Total Liabilities	24,025,692	24,164,912

Contingencies and Commitments (Notes 1, 6 and 13)
Subsequent Events (Note 15)

Stockholders’ Equity

Common Stock Authorized: 100,000,000 shares, par value $0.00001 Issued: 34,261,757 shares (January 31, 2007 - 22,475,866 shares)	343	225
Additional Paid-In Capital	56,035,132	33,201,708
Donated Capital	11,400	11,400
Deficit Accumulated During the Exploration Stage	(30,630,558)	(26,630,973)
Total Stockholders’ Equity	25,416,317	6,582,360
Total Liabilities and Stockholders’ Equity	49,442,009	30,747,272